Exhibit 10.8


April 12, 2002

Patricia McPeak, Chief Executive Officer
NutraStar Technologies Incorporated
1261 Hawk's Flight Court
El Dorado Hills, CA  95762

Re: Strategic Alliance

Dear Patty:

This will finalize our recent  discussions  and will  memorialize  the terms and
conditions   of  the   strategic   alliance   between   NutraStar   Technologies
Incorporated (NSI), and world Nutriceuticals, Inc. (WNI) (this "Agreement")

1. Marketing. WNI will introduce NSI to contacts known by WNI to be potential customers for the products developed, or sold, by NSI. These potential customers will be individuals or entities engaged either directly or indirectly in the nutrition industry (hereafter "Contacts")

2 Method Of Identification. Upon the determnation by WNI that a contact is a potential suitable customer for the products of NSI's subsidiaries (the "products") WNI will notify NSI by way of an Introduction letter, detailing the Contact's name and contact person. NSI shall have 10 Business days to notify WNI whether the identified Contact is either an existing customer of NSI or one of NSI's subsidaries a customer with NSI has already engaged in discussions regarding the distribution of the Products, or a one of the companies listed on Attachment A to this letter (collectively the "Excluded Customers"). Unless NSI, in accordance with this paragraph notifies WNI that the referred Contact is an Excluded Customer, all sales from NSI to the Contact shall be subject to the terms of paragraph 3 hereinafter, and the specified commission and reimbursement provisions thereof shall apply.

3. Fees and Commissions. Following the Introduction Letter, NSI may either directly or indirectly, through WNI, present its products to the Contact. Upon any sale of Products to the Contact or affiliates of the Contact within 12 months of the Introduction Letter relating to the Contact, WNI will be paid a commission of ten percent (10%) of the Gross Receipts (as defined herein). All commissions are payable 30 days after the receipt of payment by NSI from the Contact. Should WNI, at the request of NSI, make the Product presentation to the Contact, all pre-approved reasonable and necessary fees and expenses incurred by WNI for such presentation shall promptly be reimbursed by NSI to WNI. These commissions shall be owing to WNI for so

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     long as the Contact,  directly or  indirectly  purchases  product from NSI;
     provided, that such commissions shall cease in the event that the Contact fails to purchase any Products within any consecutive 12 month period. "Gross Receipts" shall mean the total cash receipts received by NSI from the sale of the Products to the Contact, less (i) freight charges and other similar costs, (ii) refunds for merchandise returned which were previously included in Gross Receipts, (iii) allowances or adjustments granted to the Contact to the extent that these were previously included in Gross
     Receipts, (iv) transfers of merchandise from warehouse to warehouse provided that such transfer was not for the purpose of delivery of Products sold or Products returned to the Contact, and (v) sales, use, gross receipts, excise and like taxes which are added to the selling price of merchandise at the point of sale and paid for by the Contact.

4. Applicable Law. This Agreement shall be construed in accordance with and pursuant to the laws of the State of California.

5.   Successors and Assigns. This Agreement shall be binding on and inure to the
     benefit   of  the   respective   parties   hereto   and  their   executors,
     administrators, heirs, personal representatives, successors and assigns.

6. Attorney Fees. If any legal proceeding is commenced to enforce any of the provisions of this Agreement, to recover damages for breach of any of the provisions of this Agreement, or to obtain declaratory, injunctive or specific relief in connection with any of the provisions of this Agreement, the prevailing party in such action shall be entitle to recover reasonable attorney fees and costs and other costs of such proceeding.

7. Reformation/Severability. If any provision of this Agreement is found unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision shall be modified to the limited extent required to permit its enforcement in a manner most closely representing the intention of the parties as expressed herein.

8. Entire Agreement. This written Agreement contains the sole and entire agreement between the parties pertaining to the subject matter hereof and will supersede any and all other statements or agreements, whether oral or written, between the parties relating to the subject matter hereof.

9. Equity Incentive. NSI shall grant WNI five year stock options to purchase up to 150,000 shares of NSI's common stock at $0.75 per share based on the following vesting schedule: (i) 50,000 shares upon NSI recognizing $1,000,000 in Gross Receipts before January 1, 2003, (ii) 50,000 shares upon NSI recognizing a cumulative amount of $5,000,000 in Gross Receipts before January 1, 2004 and (iii) 50,000 shares upon NSI recognizing a cumulative amount of $20,000 000 in Gross Receipts before January 1, 2006.

10. Term. The term of this Agreement shall be for a period of two (2) years and shall be renewed automatically for successive terms of one (1) year thereafter,


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     unless  terminated  by one of the parties upon  providing  sixty days prior notice to the other party, subject to the terms as set forth herein. In the event any Contact for which WNI is entitled to commissions under paragraph 3 hereof purchase Products during the initial 12 month period from the date of the Introduction Letter relating to the Contact, then WNI shall have an exclusive representation agreement with NSI for the Contact for as long as
     the  Contact  purchases  Products  in  any  12-month   consecutive  period,
     regardless of whether this Agreement has been terminated.

11. Duties of WNI. WNI will (i) at all times use its best efforts, abilities and facilities and devote such time and effort as maybe necessary or desireable to promote, solicit orders for, and develop the market for, the Products, and (ii) solicit orders from Contacts at prices and under terms and conditions set forth by NSI.


World Nutriceuticals, Inc.


/s/
-----------------------------              Dated:  4/22/02



NutraStar Technologies Incorporated


/s/
-----------------------------              Dated:  April 12, 2002



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